Allegion plc
Incentive Stock Plan of 2013

Global Stock Option Award Agreement

Dated as of [Grant Date] (“Grant Date”)

Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a non-qualified stock option (the “Option”) to purchase [insert number of shares subject to Option] ordinary shares of the Company (the “Shares”) at an exercise price of US$[insert option price] per Share, pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”), including any appendix to the Award Agreement for Participant’s country (the “Appendix”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting.

Participant’s right to purchase Shares subject to the Option shall vest in accordance with the table below (each date being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on each Vesting Date.
2.Term of Option.

The term of the Option shall be 10 years from the Grant Date, subject to the provisions of Section 3 below.
3.Termination of Employment.

Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)General

If Participant’s employment terminates due to any reason or in any circumstances not specified in Sections 3(b) through (g) below, Participant’s right to exercise vested Options will expire 90 days following termination of active employment and all unvested Options shall be cancelled as of the date of termination of active employment.
(b)Group Termination

If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), any unvested Options that would have vested within 12 months following such termination of active employment shall become fully vested, all other unvested Options shall be cancelled as of the date of termination of active employment and all vested Options shall remain exercisable for 3 years following termination of active employment.
(c)Job Elimination / Change / Relocation

If Participant’s employment terminates involuntarily by reason of job elimination, substantial change in the nature of Participant’s position or job relocation, Participant shall have 1 year from the date of termination of active employment to exercise vested Options and all unvested Options will be cancelled as of the date of termination of active employment.
(d)Termination Due to Disability

If Participant’s employment terminates due to disability, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment.
(e)Termination Due to Retirement

Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for cause as defined in Section 3(g) below, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
(f)Termination Due to Death

Notwithstanding the provisions of Section 3(e) above, if Participant’s employment terminates due to death, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment.
(g)Termination for Cause

In the event Participant’s employment is terminated for cause, all Options, whether vested or unvested, shall be cancelled immediately upon termination of active employment. For purposes of this Section 3(g), “cause” shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.
(h)Expiration of Options

Notwithstanding the provisions of Sections 3(a) through (g) above, in no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.
4.Change in Control.

In the event of a Change in Control, the treatment of the Options will be governed by the terms of the Plan.
5.Responsibility for Taxes.

Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax‑Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant will make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer;

(b)
withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);

(c)	requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; and/or

(d)
withholding in Shares to be issued upon exercise of the Option; provided, however, that if Participant is a Section 16 officer of the Company under the Act, then the Committee (as constituted to satisfy Rule 16b-3 of the Act) will determine the method of withholding from alternatives (a) - (d) above and, if the Committee does not exercise its discretion prior to the applicable withholding event, then Participant will be entitled to elect the method of withholding from alternatives (a) - (c) above.

The Company may withhold for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to honor the exercise of the Option or refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
6.Nature of Grant.

In accepting the Option, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;

(h)the grant of the Option and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; if the Shares subject to the Option do not increase in value, the Option will have no value; if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the exercise price;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the Option or recoupment of any financial gain resulting from exercise of the Option as described in Section 13 below;

(k)for purposes of the Option, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of a Group Termination Event, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); furthermore, in the event of termination of Participant’s employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right to exercise the Option after termination of employment, if any, will be measured with reference to such date and will not be extended by any notice period; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence);

(l)unless otherwise provided in the Plan or by the Company, in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

7.No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
8.Data Privacy.

(a)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its registered address at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, acts as the data controller in respect of such Data.
For Participants in the European Union / European Economic Area, the legal basis for the processing of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside of the European Union / European Economic Area, the legal basis for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to UBS, Broadridge Output Solutions, Inc., Cognizant Worldwide Limited, DG3, HCL Technologies Limited, Iron Mountain, Solium Capital, Taylor Communications, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Participant may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service provider, with such agreement (where applicable) being a condition to the ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent a company registers for the EU-U.S. Privacy Shield program.

For Participants in the European Union / European Economic Area, the legal basis for the transfer of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside of the European Union / European Economic Area, the legal basis for the transfer of Data is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

(e)Data Subject Rights. Participant may have a number of rights under the data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Dataprivacy@Allegion.com.

(f)Declaration of Consent (for Participants outside of the European Union / European Economic Area Only). By accepting this Option and indicating consent via the Company’s online acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.

Participation in the Plan is voluntary and Participant is providing the consents described herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Options under the Plan to Participant or administer or maintain Participant’s participation in the Plan.
9.Electronic Delivery and Participation.

The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
10.Insider Trading/Market Abuse Laws.

Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., the Option) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.
11.Country-Specific Terms and Conditions.

Notwithstanding any provisions in this Award Agreement, the Option and any Shares subject to the Option shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
12.Imposition of Other Requirements.

This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.Recoupment Provision.

In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the Option and (ii) recover all or a portion of the financial gain realized by Participant through exercise of the Option. Further, Participant agrees that the Option and any financial gain realized by Participant through exercise of the Option shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any applicable laws or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
14.Choice of Law and Venue.

The Option grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.
15.Severability.

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Language.

Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Participant to understand the terms of this Award Agreement and any other documents related to the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17.Waiver.

Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
18.Acknowledgement of Availability of Plan Prospectus.

Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:
[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]
Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.
19.Acknowledgement & Acceptance within 120 Days.

This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock option administrator. Failure to accept the Option within 120 days of the Grant Date may result in cancellation of the Option.
Signed for and on behalf of the Company:

__________________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.